EXHIBIT 99.1

FOR IMMEDIATE RELEASE April 28, 2022	CONTACT: Brian Finnegan (212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK

ANNOUNCES FIRST QUARTER 2022 OPERATING HIGHLIGHTS

New York, NY – The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter ended March 31, 2022.

“The Federal Home Loan Bank of New York continued to perform well in the first quarter of 2022. As we move into a steadily improving operating environment, this performance reflects our continued ability to remain a stable and reliable partner to our members in all conditions,” said José R. González, president and CEO of the FHLBNY.

Highlights from the first quarter of 2022 include:

•	Net income for the quarter was $57.0 million, a decrease of $15.2 million, or 21.0%, from net income of $72.2 million for the first quarter of 2021. Net interest income for the quarter was $122.1 million, a decrease of $36.4 million, or 23.0%, from net interest income of $158.5 in the second quarter last year. This decrease was driven primarily by a decline of $18.8 billion in average advances balances from the prior year period. Non-interest income increased by $19.9 million compared with the first quarter of 2021, driven primarily by an increase in value of derivatives and instruments held under the fair value option. These gains were largely offset by declines in fair value of U.S. Treasury securities held for liquidity purposes as interest rates increased.

•	Return on average equity (“ROE”) for the quarter was 3.61% (annualized), compared to ROE of 4.06% for the first quarter of 2021.

•	As of March 31, 2022, total assets were $108.6 billion, an increase of $3.2 billion, or 3.1%, from total assets of $105.4 billion at December 31, 2021. The increase was driven primarily by an increase in assets held for liquidity purposes, including U.S. Treasury securities. As of March 31, 2022, advances were $70.6 billion, a decrease of $0.9 billion, or 1.3%, from $71.5 billion at December 31, 2021.

•	As of March 31, 2022, total capital was $6.3 billion, a decrease of $115.8 million from total capital of $6.4 billion at December 31, 2021. The FHLBNY’s retained earnings were relatively unchanged during the quarter at $1.9 billion as of March 31, 2022, of which $1.1 billion was unrestricted retained earnings and $0.8 billion was restricted retained earnings. Capital stock declined by $20 million. Accumulated Other Comprehensive Income declined by $103 million; this was primarily driven by net fair value losses on Available for Sale securities as interest rates increased during the period. At March 31, 2022, the FHLBNY met all of its regulatory capital ratios.

•	The FHLBNY allocated $6.4 million from its first quarter 2022 earnings for its Affordable Housing Program.

The FHLBNY currently expects to file its Form 10-Q for the first quarter of 2022 with the U.S. Securities and Exchange Commission on or about May 12, 2022.

Selected Balance Sheet Items (dollars in millions)

	March 31,	December 31,	Net change in
	2022	2021	dollar amount

Advances	$70,629	$71,536	(907)
Mortgage loans held for portfolio	2,233	2,320	(87)
Mortgage-backed securities	14,795	14,693	102
Liquidity assets	19,039	14,948	4,091
Total assets	108,598	105,358	3,240

Consolidated obligations	100,553	97,026	3,527
Capital stock	4,480	4,501	(21)
Total retained earnings	1,939	1,931	8
Accumulated other comprehensive income	(89)	14	(103)
Total capital	$6,330	$6,446	(116)

Capital-to-assets ratio (GAAP)	5.83%	6.12%
Capital-to-assets ratio (Regulatory)	5.92%	6.11%

Operating Results (dollars in millions)

	Three Months Ended March 31,		Net change in
	2022	2021	dollar amount

Total interest income	$222.4	$282.3	$(59.9)
Total interest expense	100.3	123.7	(23.4)
Net interest income	122.1	158.5	(36.4)
Provision (Reversal) for credit losses	(0.1)	(1.3)	1.2
Net interest income after provision for credit loss	122.2	159.8	(37.6)
Non-interest income (loss)	(12.8)	(32.6)	19.8
Non-interest expense	46.0	47.0	(1.0)
Affordable Housing Program
assessments	6.4	8.0	(1.6)
Net income	$57.0	$72.2	(15.2)

Return on average equity	3.61%	4.06%
Return on average assets	0.21%	0.21%
Net interest margin	0.45%	0.47%

About the Federal Home Loan Bank of New York

The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks. As of March 31, 2022, the FHLBNY serves 320 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The Federal Home Loan Banks support the efforts of local members to help provide financing for America’s homebuyers.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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